Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS THIRD-QUARTER 2007 RESULTS
WINSTON-SALEM, N.C. (Oct. 25, 2007) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2007 third quarter.
Total net sales increased by 3.1 percent to $1.15 billion, and earnings per diluted share decreased to $0.40 primarily as a result of higher interest expense associated with the company’s independent structure following its spinoff in September 2006.
“We delivered solid performance in the quarter,” said Hanesbrands Chief Executive Officer Richard A. Noll. “We increased sales in a mixed retail market, we executed well against our initiatives, and we generated strong cash flow that we used to prepay debt and repurchase shares.”
Noteworthy Financial Highlights
Selected highlights for the third quarter and nine-month period ended Sept. 29, 2007, include:
•	Total net sales in the quarter increased by 3.1 percent to $1.15 billion, and total net sales in the first nine months of the fiscal year increased by 1.3 percent to $3.32 billion. The year-ago quarter and nine-month period ended Sept. 30, 2006.

For the quarter and the first nine months, the company has recorded strong sales growth in the outerwear segment, while sales of innerwear, the company’s largest segment, have declined.

Innerwear sales for the first nine months are down 0.7 percent. The decline was primarily a result of softness in children’s underwear and licensed male underwear in the department store channel, although continued strong intimate apparel and sock sales partially offset the decline.

Hanesbrands Inc. Reports Third-Quarter 2007 Results — Page 2
Outerwear segment sales increased by 4.7 percent for the first nine months, reflecting strong sales of Hanes brand casualwear and Champion brand activewear. The strong outerwear performance has been fueled by a return to focusing on basic apparel in the mass retail channel for casualwear.

International sales increased by 2.6 percent year-to-date on the strength of the European casualwear business. Year-to-date sheer hosiery segment sales are down by 0.9 percent, significantly better than historical trends, while hosiery sales increased in the quarter by 13.1 percent on the strength of core product growth.

•	Operating profit in the quarter, based on generally accepted accounting principles, increased to $105.7 million, from $93.9 million a year ago. For the first nine months, operating profit was $262.7 million compared with $270.0 million in the year-ago period.

The company’s operating profit margin excluding actions, a measure the company uses to better assess underlying performance, was 10.0 percent for the quarter and the nine-month period.

“We are pleased that our year-to-date operating profit margin excluding actions has edged higher than last year,” Noll said. “Our cost-reduction efforts are slightly ahead of schedule, which has allowed us to exceed our goal of offsetting the increased costs we have as a standalone company.”

•	Diluted earnings per share were $0.40 in the quarter, compared with $0.52 a year ago, and for the nine-month period diluted EPS was $0.79 versus $1.91 a year ago. The decline in the quarter was primarily a result of increased interest expense associated with the company’s independent structure. In the nine-month period, the decline in diluted EPS reflected increased interest expense, higher restructuring and related expenses, and a higher tax rate.

Diluted EPS excluding actions was $0.48 in the quarter compared with $0.75 a year ago. In the nine-month period, diluted EPS excluding actions was $1.29 versus $2.33 a year ago.

•	Hanesbrands used its continued strong cash flow from operations to prepay long-term debt in the quarter by $75 million and repurchase $29 million of company stock. For the first nine months of the year, Hanesbrands has paid down $128 million of long-term debt, repurchased $44 million in company stock and voluntarily contributed $48 million to its qualified pension plans.
(Operating profit margin excluding actions and diluted EPS excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the quarter and nine-month period were plant closings and reorganization, amortization of gain on postretirement benefits, separation of pension plan assets and liabilities, nonrecurring spinoff and related charges, other expenses, and the tax effect on these items. See Table 4A and 4B for details and reconciliation with reported operating results.)

Hanesbrands Inc. Reports Third-Quarter 2007 Results — Page 3
Other Highlights
Hanesbrands continues to invest in its brands and product marketing, focusing on its largest and strongest brands. On Sept. 3, Playtex launched its “Girl Talk” advertising and marketing campaign, which takes a fun, honest and irreverent approach to women’s everyday bra-fitting challenges. A video of outtakes from the filming of the Playtex television commercial was watched by more than 4 million visitors on YouTube.com, one of the highest 24-hour view rates for a roadblock ad ever recorded on the video Web site.
The latest “Look Who” Hanes advertising for ComfortSoft men’s underwear featuring Michael Jordan and Cuba Gooding Jr. and for the All-Over Comfort Bra featuring Jennifer Love Hewitt continue to perform well with consumers.
Hanesbrands has continued to reach key milestones in its global supply chain strategy of improving competitiveness by operating fewer, bigger facilities and moving production to lower-cost countries. In August, Hanesbrands acquired its second offshore textile plant, the 1,300-employee textile manufacturing operations of Industrias Duraflex, S.A. de C.V., in San Juan Opico, El Salvador. Hanesbrands has also selected Nanjing, China, as the site to build a textile production plant, which will be the first company-owned textile production facility in Asia.
During the third quarter, Hanesbrands substantially completed the separation of its pension plan assets and liabilities from the company’s former parent. As a result, Hanesbrands’ pension plans in total are approximately 97 percent funded.
“Since our spinoff, we have increased sales, expanded our margins, and strengthened our balance sheet,” Noll said. “Our strategic initiatives of investing in our brands, reducing costs and driving cash generation are creating value and positioning us to achieve our long-term growth goals.”
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 10 a.m. EDT today. The broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 11 a.m.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands Web site. A telephone playback will be available from approximately noon EDT today until midnight on Nov. 1, 2007. The replay will be available by calling toll-free (800) 642-1687, or by toll call (706) 645-9291. The replay pass code is 18801620.

Hanesbrands Inc. Reports Third-Quarter 2007 Results — Page 4
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton or labor; our substantial debt and debt-service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2006 Annual Report on Form 10-K, 2007 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in 24 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 29, 2007	September 30, 2006	% Change	September 29, 2007	September 30, 2006	% Change
Net sales:
Innerwear	$635,167	$651,183		$1,917,118	$1,930,282
Outerwear	349,352	318,320		896,583	856,129
Hosiery	64,120	56,707		189,215	190,894
International	103,341	93,126		303,119	295,564
Other	13,587	10,796		46,629	36,085

Total segment net sales	1,165,567	1,130,132		3,352,664	3,308,954
Less: Intersegment	11,961	11,164		37,257	36,993

Total net sales	1,153,606	1,118,968	3.1%	3,315,407	3,271,961	1.3%

Cost of sales	792,587	753,337		2,234,352	2,183,977

Gross profit	361,019	365,631	-1.3%	1,081,055	1,087,984	-0.6%
As a % of net sales	31.3%	32.7%		32.6%	33.3%
Selling, general and administrative expenses	253,233	262,426		773,817	808,393
As a % of net sales	22.0%	23.5%		23.3%	24.7%

Restructuring	2,062	9,313		44,533	9,551

Operating profit	105,724	93,892	12.6%	262,705	270,040	-2.7%
As a % of net sales	9.2%	8.4%		7.9%	8.3%
Other expenses	889	—		1,440	—
Interest expense, net	49,270	17,569		152,217	26,437

Income before income tax expense	55,565	76,323		109,048	243,603
Income tax expense	16,669	25,978		32,714	59,381

Net income	$38,896	$50,345	-22.7%	$76,334	$184,222	-58.6%

Earnings per share:
Basic	$0.41	$0.52		$0.79	$1.91
Diluted	$0.40	$0.52		$0.79	$1.91

Weighted average shares outstanding:
Basic	95,664	96,306		96,100	96,306
Diluted	96,615	96,319		96,682	96,306

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 29, 2007	December 30, 2006
Assets
Cash and cash equivalents	$176,377	$155,973
Trade accounts receivable	577,759	488,629
Inventories	1,195,765	1,216,501
Other current assets	197,116	210,077

Total current assets	2,147,017	2,071,180

Property, net	521,282	556,866
Intangible assets and goodwill	452,123	418,706
Other noncurrent assets	392,569	388,868

Total assets	$3,512,991	$3,435,620

Liabilities
Accounts payable and accrued liabilities	$724,236	$587,542
Other current liabilities	45,143	23,639

Total current liabilities	769,379	611,181

Long-term debt	2,365,250	2,484,000
Other noncurrent liabilities	158,610	271,168

Total liabilities	3,293,239	3,366,349

Equity	219,752	69,271

Total liabilities and equity	$3,512,991	$3,435,620

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 29, 2007	September 30, 2006
Operating activities:
Net income	$76,334	$184,222
Depreciation and amortization	99,921	89,322
Changes in assets and liabilities, net, and other	59,588	(72,914)

Net cash from operating activities	235,843	200,630

Investing Activities:
Purchases of property and equipment, net, and other	(50,320)	(76,424)

Financing Activities:
Transactions with parent companies and other	(167,739)	(428,142)

Effect of changes in foreign currency exchange rates on cash	2,620	2,384

Increase (decrease) in cash and cash equivalents	20,404	(301,552)

Cash and cash equivalents at beginning of year	155,973	510,632

Cash and cash equivalents at end of period	$176,377	$209,080

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating Results
with Certain Information Excluding Actions

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
A. Operating profit excluding actions

Operating profit as reported	$105,724	$93,892	$262,705	$270,040
Plant closings and reorganization	14,813	13,706	75,912	13,944
Amortization of gain on postretirement benefits included in SG&A	(2,012)	—	(6,036)	—
Separation of pension plan assets and liabilities included in SG&A	(4,817)	—	(4,817)	—
Spinoff and related charges included in SG&A	1,531	20,010	2,700	38,910

Operating profit excluding actions	$115,239	$127,608	$330,464	$322,894

Percentage of net sales	10.0%	11.4%	10.0%	9.9%

B. Net income excluding actions

Net income as reported	$38,896	$50,345	$76,334	$184,222
Plant closings and reorganization	14,813	13,706	75,912	13,944
Amortization of gain on postretirement benefits included in SG&A	(2,012)	—	(6,036)	—
Separation of pension plan assets and liabilities included in SG&A	(4,817)	—	(4,817)	—
Spinoff and related charges included in SG&A	1,531	20,010	2,700	38,910
Other expenses (Losses on early extinguishment of debt)	889	—	1,440	—
Tax effect on plant closings and reorganization, amortization of gain, separation of pension plan assets and liabilities, spinoff and related charges, and other expenses	(3,121)	(11,476)	(20,760)	(12,884)

Net income excluding actions	$46,179	$72,585	$124,773	$224,192

Diluted earnings per share excluding actions	$0.48	$0.75	$1.29	$2.33

C. Supply chain actions

Plant closings and reorganization
-Accelerated depreciation included in Cost of sales	$11,616	$4,393	$29,296	$4,393
-Inventory write-off included in Cost of sales	186	—	186	—
-Accelerated depreciation included in SG&A	949	—	1,897	—
-Restructuring	2,062	9,313	44,533	9,551

Total	$14,813	$13,706	$75,912	$13,944

Noncash amount	$13,018	$4,393	$29,572	$512

D. EBITDA

Net income	$38,896	$50,345	$76,334	$184,222
Interest expense, net	49,270	17,569	152,217	26,437
Income tax expense	16,669	25,978	32,714	59,381
Depreciation and amortization	33,658	29,573	99,921	89,322

Total EBITDA	$138,493	$123,465	$361,186	$359,362